Exhibit No. 23











                             ACCOUNTANTS' CONSENT



The  Board  of  Directors  and  Stockholders
Miami  Subs  Corporation:

We consent to incorporation by reference in the Registration Statements on Form S-3 and Form S-8 of Miami Subs Corporation of our report dated August 2, 1996, relating to the consolidated balance sheets of Miami Subs Corporation and subsidiaries as of May 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended May 31, 1996, and related schedule which report appears in the May 31, 1996 annual report on Form 10-K of Miami Subs Corporation. We also consent to the reference to our firm under the heading "Experts" in the prospectus.



                                        KPMG  PEAT  MARWICK  LLP



August  28,  1996